Exhibit 21.1

SUBSIDIARIES OF RENAISSANCERE HOLDINGS LTD.

Name	Jurisdiction	Ownership Interest Held Directly or Indirectly by RenaissanceRe Holdings Ltd.
Agro National Inc.	Delaware	100%
DaVinci Reinsurance Ltd.	Bermuda	100%
DaVinciRe Holdings Ltd.	Bermuda	(1)
GGH Ireland Holdings Ltd.	Ireland	100%
Glencoe Insurance Ltd.	Bermuda	100%
Lantana Insurance Ltd.	Bermuda	100%
Medici Reinsurance Ltd.	Bermuda	100%
Newstead Insurance Company	Delaware	100%
Renaissance Investment Holdings Ltd.	Bermuda	100%
Renaissance Investment Holdings II Ltd.	Bermuda	100%
Renaissance Other Investments Holdings Ltd.	Bermuda	100%
Renaissance Other Investments Holdings II Ltd.	Bermuda	100%
Renaissance Other Investments Holdings III Ltd.	Bermuda	100%
Renaissance Reinsurance Ltd.	Bermuda	100%
Renaissance Reinsurance of Europe	Ireland	100%
Renaissance Services of Europe Limited	Ireland	100%
Renaissance Underwriting Managers Ltd.	Bermuda	100%
RenaissanceRe Corporate Capital (UK) Limited	U.K.	100%
RenaissanceRe Medici Fund Ltd.	Bermuda	100%
RenaissanceRe Syndicate 1458	U.K.	100%
RenaissanceRe Syndicate Management Limited	U.K.	100%
RenRe Commodity Advisors Inc.	Delaware	100%
RenRe Insurance Holdings Ltd.	Bermuda	100%
RenRe North America Holdings Inc.	Delaware	100%
RenRe North America Insurance Holdings Inc.	Delaware	100%
RenTech U.S. Holdings Inc.	Delaware	100%
RRV U.S. Holdings Inc.	Delaware	100%
Spectrum Partners Ltd.	U.K.	100%
Stonington Insurance Company	Texas	100%
Stonington Lloyds Insurance Company	Texas	100	%(2)
Top Layer Reinsurance Ltd.	Bermuda	50%

(1)	As of February 16, 2011, we own 44.0% of DaVinciRe’s outstanding equity but control a majority of its outstanding voting power, and accordingly, DaVinciRe’s financial results are consolidated in our financial statements.
(2)	Operated via power-of-attorney.

The names of a number of our subsidiaries and equity entities have been omitted because considered in the aggregate they would not constitute a single significant subsidiary.